Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter “Agreement”) is hereby entered into this 2nd day of July, 2008 between Integral Systems, Inc. (hereinafter “the Company”) and Elaine M. Brown (hereinafter “Brown”), who are collectively referred to herein as the “Parties.”

WHEREAS, Brown has been employed by the Company as its Executive Vice President, Administration.

WHEREAS, Brown seeks to resign her employment effective the close of business July 2, 2008.

NOW, THEREFORE, in consideration of the mutual promises set forth below, the Parties covenant and agree as follows:

1. Separation of Employment. Brown hereby resigns her employment with the Company effective close of business on July 2, 2008 (the “Separation Date”). Brown agrees and acknowledges that her resignation shall take effect and remain effective even should she elect to revoke this Agreement pursuant to Section 17 below. Brown acknowledges that, from and after the Separation Date, she shall have no authority and shall not represent herself as an employee or agent of the Company.

2. Separation Payment. On the next regular payday after the Separation Date, the Company will issue Brown a payment reflecting all wages earned through the Separation Date and all accrued but unused vacation time accrued through the Separation Date, less all required local, state, federal and other employment-related taxes and deductions.

3. Termination of Benefits. Brown’s participation as an employee in the Company’s group health and dental plan shall end on the Separation Date, after which her rights under the so-called COBRA statute shall attach and entitle her to participate in the Company’s group health and dental plan. Brown’s eligibility for all other benefits including, but not limited to, life insurance, long term disability and short term disability benefits will end effective the Separation Date. In addition, the Company’s profit sharing contributions to Brown’s 401(k) will end effective the Separation Date. Vesting of Brown’s stock options will cease as of the Separation Date.

4. Severance Payments; COBRA Premiums. Subject to Brown’s execution and non-revocation of this Agreement and continued compliance with the terms of this Agreement, the Company will comply only with Sections 4.5(a)(1) and 4.5(a)(2), entitled “Payments Upon Termination,” of the September 12, 2007 Employment Agreement between Brown and the Company (the “Employment Agreement”), as if the Company had terminated Brown’s employment without Cause.

5. No Other Benefits. Brown acknowledges and understands that, except for the specific financial consideration contained in this Agreement, she is not entitled to and shall not receive any additional compensation, consideration or benefits from the Company.

6. Continued Enforceability of Restrictive Covenants. Brown hereby acknowledges and re-affirms the continued applicability and enforceability of the entirety of Section 5 of the Employment Agreement, provided that the post-employment non-competition period, defined in Section 5.1(g) of the Employment Agreement, shall be six (6) months.

7. Return of Company Property. Brown acknowledges and agrees that no later than July 11, 2008, she will return all Company property including but not limited to office keys or pass cards, credit cards, laptop computer, electronic equipment, Company identification, Company documents, and any other computer hardware, disks, documents or files in her possession, custody or control, whether maintained by her at work or off-site, relating to the Company’s business or personnel. Notwithstanding the foregoing, Brown may retain copies of documents and other materials that are relevant to her defense of any potential claims or allegations against her in connection with the investigation by the Securities and Exchange Commission captioned “In the Matter of Integral Systems, Inc.” File Number HO-10383, or any other related proceedings or other legal proceedings against her that may arise in connection with her service as an employee of the Company. Brown hereby acknowledges and agrees that she will return to the Company the originals (or copies, if only copies exist) of any and all documents or materials that she retains.

8. Release of Claims. Brown agrees that, in consideration of the benefits described above, she will, and hereby does, forever and irrevocably release and discharge the Company, its officers, directors, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions, predecessors, employee benefit plans, purchasers, assigns, representatives, successors and successors in interest (herein collectively referred to as “Releasees”) from any and all claims, actions, causes of action, damages of any kind, demands, debts, defenses, grievances, obligations, contracts, promises, judgments, expenses, compensation and liabilities, known or unknown, whatsoever which she now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction on or before the date of this Agreement, including without limitation her employment and separation of employment from the Company. This is a General Release. Brown expressly acknowledges that this General Release includes, but is not limited to, Brown’s intent to release the Company from any claim relating to her employment at the Company, including, but not limited to, tort and contract claims, wrongful discharge claims, pension claims, employee benefit claims, claims for severance pay or benefits, workers’ compensation claims, arbitration claims, statutory claims, compensation or bonus claims, injunction claims, claims for damages, claims under any state, local or federal wage and hour law or wage payment or collection law, and claims of discrimination, retaliation or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, sexual orientation, genetic information or any other protected basis, or any other claim of employment discrimination, retaliation or harassment under the Age Discrimination In Employment Act (29 U.S.C. §§ 626 et seq., “ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Employee Retirement Income Security Act (29 U.S.C. §§ 1001 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (“FMLA”) (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Annotated Code of Maryland, and any other law, statute, regulation or ordinance prohibiting employment discrimination or governing employment. The Parties agree that this General Release provision, and the convent not to sue provision below, survives and remains in full force and effect in the event the Company or any Releasee institutes an action or proceeding against Brown for breach of any provision of this Agreement.

9. Covenant Not To Sue. Brown represents and agrees that she has not, by herself or on her behalf, instituted, prosecuted, or filed any litigation, claims, charges or proceedings against the Company or any Releasees. Brown further agrees, to the maximum extent permitted by law, not to make or file any lawsuits, charges, complaints, or other proceedings against the Company or any Releasee or to join in any such lawsuits, charges, complaints, or other proceedings against the Company or Releasees concerning any matter relating to her employment with the Company or that arose on or prior to the date of this Agreement. The Parties agree that to the extent, if any, Brown may have a non-waivable right to file or participate in a claim or charge against the Company or Releasees, this Agreement shall not be intended to waive such a right to file or participate. In particular, this Agreement and covenant not to sue does not restrict Brown’s right to initiate an action against Releasees under the Older Workers Benefit Protection Act (“OWBPA”) challenging the release of her claims or her covenant not to file a claim or lawsuit under the ADEA. Brown further agrees, to the maximum extent permitted by law, that she shall not obtain, and hereby waives any right or entitlement to obtain, any relief or damages (whether legal, monetary, equitable, or other) from such a non-waivable claim or charge, whether the same is filed by Brown or on her behalf or by another.

10. Non-Assistance. Brown further agrees and covenants that, to the maximum extent permitted by law, she will not, and has not, encourage or voluntarily assist or aid in any way others in making or filing any lawsuits, complaints, or other proceedings against the Company, or any other Releasee.

11. Non-Assignment. Brown represents that she has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against the Company or portion thereof or interest therein, and that any such claim is not assignable or transferable.

12. Successors and Assigns/ Entire Agreement/ Modification. The Parties further agree that this Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs, executors, and administrators of Brown and the heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, assigns, representatives, directors and employees of the Company, that this Agreement contains and comprises the entire agreement and understanding of the Parties, that there are no additional promises or terms of the Agreement among the Parties other than those contained herein, and that this Agreement shall not be modified except in writing signed by each of the Parties hereto. Notwithstanding the foregoing, the Parties agree that the Indemnification Agreement effective December 4, 2002 between the Parties and the Affirmation and Undertaking re: Advance for Expenses between the Parties dated October 17, 2006 remain in full force and effect in every respect, and are not impacted in any manner by this Agreement. In addition, the Restrictive Covenants provisions (Section 5.1) of the September 12, 2007 Employment Agreement remain in full force and effect in every respect, and are not impacted in any manner by this Agreement.

13. Governing Law/ Jurisdiction. The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The Parties agree that the state courts of the State of Maryland and, if the jurisdictional prerequisites exist, the United States District Court for the District of Maryland, shall have sole and exclusive jurisdiction and venue to hear and determine any dispute or controversy arising under or concerning this Agreement.

14. Severability. If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

15. Representations. Brown represents that she has read this Agreement, that she understands all of its terms, that she had a reasonable amount of time to consider her decision to sign it, that she had the opportunity to discuss all the terms of this Agreement with an attorney of her choice, that in executing this Agreement she does not rely and has not relied upon any representation or statements made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement, and that she enters into this Agreement voluntarily, of her own free will, without any duress and with knowledge of its meaning and effect.

16. Representations. Brown understands that she had over twenty-one (21) days from the date of her receipt of this Agreement to consider her decision to sign it. By signing this Agreement, Brown expressly acknowledges that her decision to sign this Agreement was knowing and voluntary and of her own free will. The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period.

17. Revocation of release of claims under ADEA. Brown acknowledges that she may revoke this Agreement only as it pertains to claims under the ADEA for up to and including seven (7) days after her execution of this Agreement, and that the aspects of this Agreement regarding her release of claims under the ADEA shall not become effective until the expiration of seven (7) days from the date of her execution of this Agreement. This provision regarding revocation shall have no effect on the validity and enforceability of any other term, condition or provision of this Agreement, which becomes effective when signed. Brown accordingly agrees that, in the event she revokes this Agreement as it pertains to claims under the ADEA, all other provisions of this Agreement are independently supported by adequate consideration and are fully enforceable. Brown expressly agrees that, in order to be effective, her revocation pursuant to this

Paragraph must be in writing and must actually be received by Todd J. Horn, counsel for the Company, before 5:00 p.m. on or before the seventh day following her execution of this Agreement.

18. Severability. The Parties agree that, to the extent that any provision of this Agreement is determined to be in violation of the OWBPA, it should be severed from the Agreement or modified to comply with the OWBPA, without affecting the validity or enforceability of any of the other terms or provisions of the Agreement.

19. Consultation With Counsel. The Company hereby advises Brown to consult with an attorney prior to executing this Agreement.

20. Execution. The parties agree that this Agreement may be executed in multiple counterparts, each of which shall be equally effective.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

/s/ Elaine M. Brown	July 2, 2008
Elaine M. Brown	Date

/s/ Jeffrey Rosolio	July 2, 2008
Executive Vice President, Human Resources	Date
For: Integral Systems, Inc.